Exhibit 99.1

Tribune Media Company Announces 2015 Annual Meeting Date

NEW YORK, January 9, 2015 — Tribune Media Company (NYSE: TRCO) today announced that its Board of Directors has set May 20, 2015 as the date for the Company’s 2015 Annual Meeting of Shareholders at a time and location to be determined and specified at a later date. Pursuant to applicable SEC rules and the Company’s bylaws, the deadline for the submission of proposals to be included in the Company’s proxy materials for the Annual Meeting is the close of business on January 23, 2015, and the deadline for director nominations or other business to be brought before the Annual Meeting by a shareholder is the close of business on January 20, 2015.

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Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching over 50 million households, national entertainment network WGN America, available in approximately 71 million households, Tribune Studios, and Tribune Digital Ventures, including Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM, the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

Investor Contact:

Donna Granato

VP/Corporate Finance & Investor Relations

212/210-2703

dgranato@tribunemedia.com

Media Contact:

Christa Robinson

Chief Communications Officer

212/210-2794

christa@tribunemedia.com